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                                                                EXHIBIT 11

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

                       Computation of Per-Share Earnings
                    (in thousands, except per share amounts)

                                                                  Year ended January 31
                                                        ---------------------------------------
                                                          1996            1995            1994
                                                        -------         -------         -------
PRIMARY:
  Net Income                                            $57,296         $49,052         $41,500

  Reduction of interest expense, net of
    income tax expense on assumed retirement
    of short-term and long-term debt                        676             637             501

  Interest earned, net of income tax expense on
    assumed investment of U.S. government
    securities or commercial paper                         --              --                17
                                                        -------         -------         -------
  Adjusted net income                                   $57,972         $49,689         $42,018
                                                        =======         =======         =======
  Weighted average shares outstanding                    48,136          46,603          45,404

  Dilutive stock options, based on the modified
    treasury stock method, using average fair value       3,170           2,661           2,025
                                                        -------         -------         -------
Total average shares outstanding                         51,306          49,264          47,429
                                                        =======         =======         =======
Per Share Amount                                        $  1.13         $  1.01         $   .89
                                                        =======         =======         =======

FULLY DILUTED:
  Net Income                                            $57,296         $49,052         $41,500

  Reduction of interest expense, net of
    income tax expense on assumed retirement
    of short-term and long-term debt                        462             499             435

  Interest earned, net of income tax expense on
    assumed investment of U.S. government
    securities or commercial paper                         --              --                 5
                                                        -------         -------         -------
  Adjusted net income                                   $57,758         $49,551         $41,935
                                                        =======         =======         =======
  Weighted average shares outstanding                    48,136          46,603          45,404

  Dilutive stock options, based on the modified
    treasury stock method, using year-end or
    exercise date established price if higher
    than average fair value                               3,170           2,661           2,025
                                                        -------         -------         -------
Total average shares outstanding                         51,306          49,264          47,429
                                                        =======         =======         =======
Per Share Amount                                        $  1.13         $  1.01         $   .88
                                                        =======         =======         =======
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